Exhibit 4.18

AMENDMENT TO THE ON-RACK SALES AND PURCHASE AGREEMENT

This AMENDMENT (this "Amendment"), dated as of January 9, 2026 (the "Effective Date"), amends that certain On-Rack Sales and Purchase Agreement dated November 3, 2025 (the "Agreement"), by and between NIP Group Inc. (the "Purchaser") and the Persons listed in Section 1.1 of Schedule A thereto (the "Sellers"). Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

RECITALS

WHEREAS, the Purchaser and the Sellers entered into the Agreement pursuant to which the Purchaser agrees to purchase the Purchased Assets and engage Cloud Mining Services on the terms set forth therein;

WHEREAS, the Parties desire to amend the Agreement as set forth herein, and this Amendment shall be binding on all Parties to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein and intending to be legally bound, the Parties agree as follows:

Section 1. Definitions.

(a) The following definition should be added to Clause 1.1 of the Agreement:

"**Product Purchase Price**" of a Seller means the product of USD8.00 per T, multiplied by the Product Hashrate of such Seller.

(b) The following definition in Clause 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

"**Transaction Documents**" means this Agreement, Investor Rights Agreement, the Hosting Service Agreements, the Cloud Mining Services Agreements, the Notes, and any other agreements documents, certificate or writing delivered in connection with this Agreement.

(c) The "**Long Stop Date**" as defined in the Agreement shall be changed to March 31, 2026.

Section 2. Closing Deliverables.

(a) Clauses 2.3(a)(i) of the Agreement shall be deleted in its entirety and replaced with the following:

"the Issued Shares (as defined blow) of such Seller in the name of such Seller, as evidenced by a copy of relevant extracts of the register of members of the Purchaser reflecting such Seller as the legal owner of the Issued Shares;"

(b) The following closing deliverable of the Purchaser shall be added to Clause 2.4(a) of the Agreement:

"the original executed Note in the principal amount of the Product Purchase Price of such Seller issued to such Seller;"

Section 3. Consideration. Clauses 3.1 to 3.2 of the Agreement shall be deleted in its entirety and replaced with the following:

"3.1 The aggregate consideration for the Purchased Assets of a Seller in connection with the Proposed Transaction as set forth in this Clause 3 shall be the Notes (as defined below), and the aggregate consideration for the Cloud Mining Services of a Seller in connection with the Proposed Transaction as set forth in this Clause 3 shall be the Issued Shares (as defined below).

3.2 At the Closing, subject to each Seller's fulfillment of its obligations under Clause 4,

(a) in consideration of the Purchased Assets of such Seller, the Purchaser shall issue unlisted interest-free convertible notes (the "**Notes**") in an aggregate principal amount of the Product Purchase Price of such Seller (the "**Principal Amount**") to such Seller in the form to be agreed by the relevant Seller and the Purchaser, which the Notes, subject to the terms and conditions therein, is convertible, in whole or in part, into certain number of Class A Ordinary Shares at an initial conversion price of US$0.2082617 per Class A Ordinary Share (subject to adjustment) (the "**Conversion Price**") (such Class A Ordinary Shares so converted, the "**Conversion Shares**"). Upon the Seller's exercise of its right attaching to the Conversion Shares, against payment of the conversion price therefor (being the aggregate Conversion Price of the Conversion Shares), the Purchaser shall promptly issue to the Seller all of the Conversion Shares free and clear of all Encumbrances (other than (i) Encumbrances pursuant to the constitutional documents of the Purchaser or Applicable Laws and (ii) Encumbrances created by the Seller or its Affiliates), and deliver to the Seller a copy of the relevant extracts of the register of members of the Purchaser reflecting the Seller as the legal owner of the Conversion Shares; and

(b) in consideration of the Cloud Mining Services of such Seller, the Purchaser shall issue to such Seller, and such Seller shall subscribe for from the Purchaser, in a private placement transaction and in consideration of the Cloud Mining Services of such Seller, such Seller's Issued Shares, free and clear of all Encumbrances (other than (i) Encumbrances pursuant to the constitutional documents of the Purchaser or Applicable Laws and (ii) Encumbrances created by such Seller or its Affiliates). For purposes hereof, "**Issued Shares**" of a Seller shall mean a number of Class A Ordinary Shares equal to the product of Issued Shares per T multiplied by the Service Hashrate of such Seller (rounded down to the next whole share).

"**Consideration Shares**" mean, collectively, the Conversion Shares and the Issued Shares."

Section 4. Representations and Warranties. The following representation and warranty shall be added before Clause 6.1(v) of the Agreement:

"The Notes (when issued) shall constitute direct, unconditional and unsubordinated obligations of the Purchaser and will at all times rank pari passu and without any preference or priority among themselves and at least equally with all other present and future direct, unconditional and unsubordinated obligations of the Purchaser other than those preferred by Applicable Laws and except as expressly set forth in this Agreement and the other Transaction Documents. The issue of the Consideration Shares shall not be subject to any pre-emptive or similar rights."

Section 5. Covenants. The following covenant shall be added as Clause 6.8 of the Agreement:

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"From and after the date hereof and until the Closing, except as expressly set forth in this Agreement and the other Transaction Documents, (i) neither the Purchaser nor any person acting on its behalf will take, directly or indirectly, any action that is designed to cause or result in an adjustment of the initial Conversion Price of the Notes that will impair the economic benefits of the holder of the Notes; and (ii) the Purchaser will not take any action that would reduce the Conversion Price of the Notes below a level that may be prescribed by Applicable Laws from time to time (if any)."

Section 6. Further Assurance. The following covenant shall be added as Clause 6.8 of the Agreement:

"If at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the issue of the Consideration Shares in full, the Purchaser will take such corporate actions as may be necessary to seek further approval from its shareholders to authorize the board of directors of the Purchaser to allot, issue and deal with additional Class A Ordinary Shares to such number of Class A Ordinary Shares as shall be sufficient for such purpose."

Section 7. Appendices.

(a) The "Investor Rights Agreement" attached as Exhibit B to the Agreement is hereby deleted in its entirety and replaced with the form attached to this Amendment as Exhibit B (*New Investor Rights Agreement*).

(b) The "Cloud Mining Services Agreement" attached as Exhibit C to the Agreement is hereby deleted in its entirety and replaced with the form attached to this Amendment as Exhibit C (*New Cloud Mining Services Agreement*).

Section 8. Certain Arrangements. The parties acknowledge and agree that:

(a) the Closing with respect to the Cloud Mining Services and the Purchased Assets may take place separately, in which event, the relevant provisions in the Agreement should apply to these Closings respectively, *mutatis muntandis*; and

(b) as set forth in greater details in Exhibit A attached hereto, Mining Ninjas Kazakh Limited (hereinafter "Mining Ninjas KZ") and Armada Technologies Kazakhstan Limited (hereinafter "Armada Technologies KZ") shall enter into the KZ SPA, pursuant to which Mining Ninjas KZ shall purchase the relevant machines from Armada Technologies KZ for the agreed sum of KZT1,921,875,041, which consists of KZT1,715,959,858 in the form of KZ Payable, which will be subsequently assigned to Prosperity Oak and KZT205,915,183, which represents value added tax associated with such sale, which remains payable by Mining Ninjas KZ to Armada Technologies KZ. As set forth in greater details in Exhibit A attached hereto, at the Closing, Prosperity Oak will cause the KZ Payable to be transferred to the Purchaser (which shall be deemed as Prosperity Oak, in its capacity as a Seller under the Agreement, having sold, assigned, transferred, conveyed and delivered to the Purchaser the KZ Purchased Assets pursuant to the terms of the Agreement at the Closing), in which event, the Company shall issue the relevant Note as consideration to Prosperity Oak, with the relevant provisions in the Agreement applying, *mutatis muntandis*. The steps set forth in Exhibit A shall be deemed incorporated by reference herein.

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Section 9. No Other Amendment. The parties hereto hereby confirm that, (a) all references to "this Agreement" in the Agreement and any other Transaction Document shall be deemed to mean the Agreement, as amended by this Amendment, and (b) except as expressly set forth herein, the terms and conditions of the Agreement shall not be or be deemed to be amended, modified or waived by this Amendment and shall continue in full force and effect.

Section 10. Miscellaneous. Clause 11 (*Confidentiality and Communications*), Clause 13 (*Notices*), Clause 21 (*Governing Law and Dispute Resolution*), Clause 23 (*Counterparts and Electronic Signatures*) and Clause 24 (*Specific Performance*) of the Agreement shall apply to this Amendment *mutatis mutandis.*

Section 11. Transaction Document. This Amendment shall constitute a Transaction Document for purposes of the Sales and Purchase Agreement and each other Transaction Document. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall prevail.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

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(*Signature page for the Amendment to On-Rack Sales and Purchase Agreement*)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as a deed as of the date first written above.

Prosperity Oak Holdings Limited

Signature: */s/ Chang-Wei Chiu*

Name: Chang-Wei Chiu

Title: Director

(*Signature page for the Amendment to On-Rack Sales and Purchase Agreement*)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as a deed as of the date first written above.

Apex Cyber Capital Limited

Signature: */s/ KEE WEE KIANG, KENNETH*

Name: KEE WEE KIANG, KENNETH

Title: Director

(*Signature page for the Amendment to On-Rack Sales and Purchase Agreement*)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as a deed as of the date first written above.

Noveau Jumpstar Limited

Signature: */s/ Sheng JIANG*

Name: Sheng JIANG

Title: Director

(*Signature page for the Amendment to On-Rack Sales and Purchase Agreement*)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as a deed as of the date first written above.

NIP Group Inc.

Signature: */s/ Hicham Chahine*

Name: Hicham Chahine

Title: Director

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this "Agreement"), dated as of January ____, 2026, is made and entered into by and among NIP Group Inc., an exempted company limited by shares established under the Laws of the Cayman Islands (the "Company"), each of the Holders set forth in Schedule A hereto, and, for the sole purpose of Article VI, each of the parties set forth in Schedule B hereto (each, a "Founder Party" and collectively, the "Founder Parties").

RECITALS

WHEREAS, the Company and the Original Holders entered into an Investor Rights Agreement dated June 27, 2025 (the "**Original IRA**") to define certain rights and obligations among them with respect to the Company.

WHEREAS, the Company and certain Holders are parties to an On-Rack Sales and Purchase Agreement dated as of November 3, 2025, as amended by that certain Amendment to On-Rack Sales and Purchase Agreement dated on or around the date hereof (as may be further amended or restated, the "Sales and Purchase Agreement").

WHEREAS, upon and after the closing of the transactions contemplated by the Sales and Purchase Agreement, the New Holders will receive (i) certain class A ordinary shares of the Company, with a par value of $0.0001 each (the "Company Ordinary Shares"), or (ii) certain unlisted interest-free convertible notes which, subject to the terms and conditions therein, are convertible, in whole or in part, into certain number of Company Ordinary Shares, as applicable.

WHEREAS, in connection with the consummation of the transactions contemplated by the Sales and Purchase Agreement, the parties hereto desire to enter into this Agreement to amend and restate the Original IRA in their entirety and to define certain rights and obligations among them with respect to the Company.

NOW, **THEREFORE**, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1. Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

"Additional Securities" shall have the meaning given in subsection 6.1.

"Adverse Disclosure" shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board or the Chairman, Chief Executive Officer or principal financial officer of the Company (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

"ADS(s)" means the American depositary shares of the Company, one (1) American depositary share representing two (2) Company Ordinary Shares, as may be adjusted by the Company from time to time.

"Affiliate" shall mean (a) with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, and (b) with respect to any individual, his or her spouse, child, brother, sister, parent, the relatives of such spouse, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid Persons.

"Agreement" shall have the meaning given in the Preamble hereto.

"Beneficially Owned" or "Beneficial Ownership" shall have the meaning given in subsection 6.1.

"Board" shall mean the Board of Directors of the Company.

"Business Day" means a day (other than Saturday or Sunday) on which banking institutions in Hong Kong, the PRC, New York, and the Cayman Islands are open generally for normal banking business.

"Commission" shall mean the Securities and Exchange Commission.

"Company" shall have the meaning given in the Preamble hereto.

"Company Ordinary Shares" shall have the meaning given in the Recital hereto.

"Control" shall mean with respect to any Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided that in the case of a Person that is an entity, such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the holders of the shares or other equity interests or registered capital of such Person or power to control the composition of a majority of the board of directors or similar governing body of such Person. The terms "Controlled" and "Controlling" have meanings correlative to the foregoing.

"Demand Exercise Notice" shall have the meaning given in subsection 2.1.2.

"Demanding Holder" shall have the meaning given in subsection 2.1.1.

"Demand Registration" shall have the meaning given in subsection 2.1.2.

"Demand Registration Period" shall have the meaning given in subsection 2.1.2.

"Demand Registration Request" shall have the meaning given in subsection 2.1.2.

"Director Cap" shall have the meaning given in subsection 5.1.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

"Filing Date" shall have the meaning given in subsection 2.1.1(a).

"Founder Parties" shall have the meaning given in the Preamble hereto.

"Holders" means collectively, the Original Holders and the New Holders, whether holding Company Ordinary Shares, convertible bonds, or any other convertible securities, and each of them, a "Holder". For the avoidance of doubt, holders of convertible notes or other convertible securities shall have the same rights under this Agreement as holders of issued Company Ordinary Shares, with all ownership calculations made on an as-converted basis.

"Initiating Holder" shall have the meaning given in subsection 2.1.2.

"Investor Director" shall have the meaning given in subsection 5.1.

"Investor Director Notice" shall have the meaning given in subsection 5.1.

"Law" or "Laws" means any and all provisions of any applicable constitution, treaty, orders, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended.

"Maximum Number of Securities" shall have the meaning given in subsection 2.1.3.

"Minimum Demand Threshold" shall mean $15,000,000.

"Misstatement" shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement, preliminary Prospectus or Prospectus, or necessary to make the statements in a Registration Statement, preliminary Prospectus or Prospectus, in the case of the preliminary Prospectus or Prospectus, in light of the circumstances under which they were made, not misleading.

"Original Holders" means the persons set forth under the column "Original Holders" of Schedule A hereto.

"Person" shall mean any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (whether or not having separate legal personality).

"Piggy-back Registration" shall have the meaning given in subsection 2.2.1.

"Pro Rata" shall have the meaning given in subsection 2.1.3.

"Prospectus" shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

"Registrable Security" shall mean (a) any Company Ordinary Shares held by a Holder from time to time and (b) any other equity security of the Company issued or issuable with respect to any such Company Ordinary Shares by way of a stock dividend or stock split or in connection with a combination of stock, acquisition, recapitalization, consolidation, reorganization, stock exchange, stock reconstruction and amalgamation or contractual Control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) if a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act, at the earlier of (A) one year following the date the Registration Statement is declared effective or (B) the date that such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations including as to current public information or manner or timing of sale); (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

"Registration" shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

"Registration Expenses" shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Company Ordinary Shares are then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company; and

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.

"Registration Statement" shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

"Requesting Holder" shall have the meaning given in subsection 2.1.3.

"Sales and Purchase Agreement" shall have the meaning set forth in the Recitals hereto.

"New Holders" means the persons set forth under the column "New Holders" of Schedule A hereto.

"Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

"Shelf Registrable Securities" shall have the meaning given in subsection 2.1.1(a).

"Shelf Registration Statement" shall have the meaning given in subsection 2.1.1(a).

"Shelf Underwriting" shall have the meaning given in subsection 2.1.1(a).

"Shelf Underwriting Notice" shall have the meaning given in subsection 2.1.1(a).

"Shelf Underwriting Request" shall have the meaning given in subsection 2.1.1(a).

"Underwriter" shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer's market-making activities.

"Underwritten Block Trade" shall have the meaning given in subsection 2.1.1(a).

"Underwritten Registration" or "Underwritten Offering" shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

"Voting Shares" shall have the meaning given in subsection 6.1.

Capitalized terms used but not defined herein shall have the meanings as set forth in the Sales and Purchase Agreement.

ARTICLE II
REGISTRATIONS

2.1. Demand Registration.

2.1.1. Shelf Registration Statement. At any time and from time to time, each Holder (each, the "Demanding Holder") shall have the right to make a request in writing for the Company to prepare and file with (or confidentially submit to) the Commission a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a "Shelf Registration Statement") covering the resale of the Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis and the Company shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If at any time the Company shall have qualified for the use of a Registration Statement on Form F-3 or any other form that permits incorporation of substantial information by reference to other documents filed by the Company with the Commission and at such time the Company has an outstanding Shelf Registration Statement on Form F-1, then the Company shall use its commercially reasonably efforts to convert such outstanding Shelf Registration Statement on Form F-1 into a Shelf Registration Statement on Form F-3.

(a) Following the declaration by the Commission of the effectiveness of a Shelf Registration Statement as described above, and subject to subsection 2.3 and subsection 2.4, the Demanding Holder may make a written demand from time to time to elect to sell all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, through an Underwritten Offering pursuant to the Shelf Registration Statement, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. The Demanding Holder shall make such election by delivering to the Company a written request (a "Shelf Underwriting Request") for such Underwritten Offering specifying the number of Registrable Securities that the Demanding Holder desire to sell pursuant to such Underwritten Offering (the "Shelf Underwriting"). As promptly as practicable, but no later than ten (10) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the "Shelf Underwriting Notice") of such Shelf Underwriting Request to the Holders of record of other Registrable Securities registered on such Shelf Registration Statement ("Shelf Registrable Securities"). The Company, subject to subsection 2.1.3, shall include in such Shelf Underwriting (x) the Registrable Securities of the Demanding Holder and (y) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities which shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within ten (10) days after the receipt of the Shelf Underwriting Notice. The Company shall promptly, but subject to subsection 2.3, use its commercially reasonable efforts to effect such Shelf Underwriting. The Company shall, at the request of the Demanding Holder or any other Holder of Registrable Securities registered on such Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holder or any other Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, the Demanding Holder may request, and the Company shall be required to facilitate, an aggregate of no more than five (5) Shelf Underwritings pursuant to this subsection 2.1.1(a) with respect to any or all Registrable Securities; provided, however, that a Shelf Underwriting shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holder to be registered on behalf of the Demanding Holder in such Shelf Underwriting have been sold; and provided, further, that the number of Shelf

Underwritings the Demanding Holder shall be entitled to request shall be reduced by each Demand Registration effected for the Demanding Holder pursuant to subsection 2.1.2. Notwithstanding the foregoing, if the Demanding Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, "Underwritten Block Trade") off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, the Demanding Holder only needs to notify the Company of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence and the Holders of record of other Registrable Securities shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade; provided, however, that the Demanding Holder shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade.

2.1.2. Other Demand Registration. At any time that a Shelf Registration Statement provided for in subsection 2.1.1(a) is not available for use by the Holders following such Shelf Registration Statement being declared effective by the Commission (a "Demand Registration Period"), subject to this subsection 2.1.2, subsection 2.3 and subsection 2.4, at any time and from time to time, the Demanding Holder shall have the right to make a written demand from time to time to effect one or more registration statements under the Securities Act covering all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, by delivering a written demand therefor to the Company, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. Any such request by the Demanding Holder pursuant to this subsection 2.1.2 is referred to herein as a "Demand Registration Request," and the registration so requested is referred to herein as a "Demand Registration" (with respect to any Demand Registration, the Demanding Holder making such demand for registration being referred to as the "Initiating Holder"). Subject to subsection 2.3, the Demanding Holder shall be entitled to request (and the Company shall be required to effect) an aggregate of no more than five (5) Demand Registrations pursuant to this subsection 2.1.2 with respect to any or all Registrable Securities; provided, however, that a Demand Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holder to be registered on behalf of the Demanding Holder in such Demand Registration have been sold; and provided, further, that the number of Demand Registrations the Demanding Holder shall be entitled to request shall be reduced by each Shelf Underwriting effected for the Demanding Holder pursuant to subsection 2.1.1(a). The Company shall give written notice (the "Demand Exercise Notice") of such Demand Registration Request to each of the Holders of record of Registrable Securities as promptly as practicable but no later than ten (10) Business Days after receipt of the Demand Registration Request. The Company, subject to subsections 2.3 and 2.4, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holder and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to this subsection 2.1.2 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder) within ten (10) days following the receipt of any such Demand Exercise Notice. The Company shall promptly, but subject to subsection 2.3, use its commercially reasonable efforts to (x) file or confidentially submit with the Commission (no later than (A) sixty (60) days from the Company's receipt of the applicable Demand Registration Request if the Demand Registration is

on Form F-1 or similar long-form registration or (B) thirty (30) days from the Company's receipt of the applicable Demand Registration Request if the Demand Registration is on Form F-3 or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register, for distribution in accordance with the intended method of distribution and (z) if requested by the Initiating Holder, obtain acceleration of the effective date of the registration statement relating to such registration.

2.1.3. Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Shelf Underwriting or Demand Registration, in good faith, advises the Company, the Demanding Holder and any other Holders participating in the Underwritten Registration (if any) (the "Requesting Holders") in writing that the dollar amount or number of Registrable Securities that such Holders desire to sell, taken together with all other Company Ordinary Shares or other equity securities that the Company desires to sell and the Company Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the "Maximum Number of Securities"), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holder and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that the Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holder and Requesting Holders have collectively requested be included in such Underwritten Registration (such proportion is referred to herein as "Pro Rata")) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of the Company Ordinary Shares or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of the Company Ordinary Shares or other equity securities of other Persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.4. Demand Registration Withdrawal. A majority-in-interest of the Demanding Holder initiating a Shelf Underwriting or Demand Registration, pursuant to a Registration under subsection 2.1.1 or 2.1.2 shall have the right in their sole discretion to withdraw from a Registration pursuant to such Shelf Underwriting or Demand Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (i) in the case of a Shelf Underwriting, the filing of a preliminary prospectus supplement setting forth the terms of the Underwritten Offering with the Commission and (ii) in the case of a Demand Registration, the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Shelf Underwriting or Demand Registration prior to its withdrawal under this subsection 2.1.4.

2.2. Piggy-back Registration.

2.2.1. Piggy-back Rights. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to subsection 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer, as part of a merger, consolidation or similar transaction or for an offering of securities solely to the Company's existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) Business Days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) Business Days after receipt of such written notice (such Registration a "Piggy-back Registration"). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-back Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggy-back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion. If any Holder decides not to include all or any of its Registrable Shares in such registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Shares in any subsequent registration statement as may be filed by the Company, all upon the terms and conditions set forth herein.

2.2.2. Reduction of Piggy-back Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggy-back Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggy-back Registration in writing that the dollar amount or number of the Company Ordinary Shares that the Company desires to sell, taken together with (i) the Company Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to subsection 2.2.1 hereof, and (iii) the Company Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company's account, the Company shall include in any such Registration (A) first, the Company Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by Persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Company Ordinary Shares or other equity securities, if any, of such requesting Persons or entities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares or other equity securities that the Company desires to sell which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Ordinary Shares or other equity securities for the account of other Persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3. Piggy-back Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggy-back Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggy-back Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-back Registration. The Company (in its sole discretion or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may postpone or withdraw the filing or effectiveness of a Piggy-back Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4. Unlimited Piggy-back Registration Rights. For purposes of clarity, any Registration effected pursuant to subsection 2.2 hereof shall not be counted as a Registration pursuant to a Shelf Underwriting or Demand Registration effected under subsection 2.1 hereof; provided, however, that the rights to demand a Piggy-back Registration under this subsection 2.2 shall terminate on the second anniversary of the date hereof.

2.3. Restrictions on Registration Rights. The Company shall not be obligated to effect any Shelf Underwriting or Demand Registration within ninety (90) days after the effective date of a previous Shelf Underwriting or Demand Registration or a previous Piggy-back Registration in which holders of Registrable Securities were permitted to register 75% of the Registrable Securities requested to be included therein. The Company may postpone for up to one hundred and twenty (120) days the filing or effectiveness of (A) a Shelf Underwriting or Registration Statement for a Demand Registration if the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer, or (B) a Shelf Underwriting or Registration Statement for a Demand Registration if the Registration Statement is required under applicable law, rule or regulation to contain (i) financial statements that are unavailable to the Company for reasons beyond the Company's control, (ii) audited financial statements as of a date other than the Company's fiscal year end (unless the Holders requesting Registration agree to pay the reasonable expenses of this audit), (iii) pro forma financial statements that are required to be included in a registration statement, or if the Board determines in its reasonable good faith judgment that such Shelf Underwriting or Demand Registration would (x) materially interfere with a significant acquisition, corporate organization or other similar transaction involving the Company, (y) require the Company to make an Adverse Disclosure or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the Holders of a majority-in-interest of the Registrable Securities initiating a Shelf Underwriting or Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Shelf Underwriting or Demand Registration shall not count as one of the permitted Shelf Underwriting or Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such Registration. The Company may delay a Shelf Underwriting or Demand Registration hereunder only twice in any period of twelve consecutive months.

ARTICLE III
COMPANY PROCEDURES

3.1. General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1. prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2. prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and either (i) any Underwriter overallotment option has terminated by its terms or (ii)

the Underwriters have advised the Company that they will not exercise such option or any remaining portion thereof;

3.1.3. furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, or such Holders' legal counsel, copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus), and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4. prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or "blue sky" laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5. use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6. provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7. advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8. furnish to each seller of Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such holder's Registrable Securities, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request to facilitate the disposition of its Registrable Securities under such Registration Statement; promptly notify each seller of Registrable Securities of any written comments from the Commission with respect to any such Registration Statement or Prospectus;

3.1.9. notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in subsection 3.4 hereof;

3.1.10. in the event of an Underwritten Offering, permit the participating Holders to rely on any "cold comfort" letter from the Company's independent registered public accountants provided to the managing Underwriter of such offering;

3.1.11. in the event of an Underwritten Offering, permit the participating Holders to rely on any opinion(s) of counsel representing the Company for the purposes of such Registration issued to the managing Underwriter of such offering covering legal matters with respect to the Registration;

3.1.12. in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.13. make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company's first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 20-F and 6-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.14. if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary "road show" presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.15. otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2. <u>Registration Expenses</u>. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters' commissions and discounts, brokerage fees, Underwriter marketing costs and fees and expenses of legal counsel representing the Holders in excess or in addition to the legal fees and expenses included as Registration Expenses. Any reimbursement or payment by the Company shall in no event (i) be duplicative of or (ii) limit any provision, in each case which provides for reimbursement of fees and expenses of counsel in any other contract or agreement between the Holders and the Company.

3.3. <u>Requirements for Participation in Underwritten Offerings</u>. No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a

Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4. Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed and he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) and, if so directed by the Company, each Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice. If the continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure, or would require the inclusion in such Registration Statement of (i) financial statements that are unavailable to the Company for reasons beyond the Company's control, (ii) audited financial statements as of a date other than the Company's fiscal year end (unless the Holders requesting Registration agree to pay the reasonable expenses of this audit), or (iii) pro forma financial statements that are required to be included in a registration statement, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for no more than one hundred and eighty (180) days. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this subsection 3.4.

3.5. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to use its commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13

3.6. (a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Company Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1. The Company agrees to indemnify, to the extent permitted by Law, each Holder of Registrable Securities, its officers and directors and each Person who Controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who Controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by Law, shall indemnify the Company, its directors and officers and agents and each Person who Controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who Controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3. Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person's right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or Controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company's or such Holder's indemnification is unavailable for any reason.

4.1.5. If the indemnification provided under subsection 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party's and indemnified party's relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
INVESTOR DIRECTORS

5.1. From time to time prior to the first date on which a Original Holder and its Affiliates collectively cease to hold more than 10% of the total issued and outstanding Company Ordinary Shares (calculated on an as-converted basis, assuming the conversion of all convertible securities held by such Original Holder and its Affiliates into Company Ordinary Shares), such Original Holder shall be entitled to deliver a written notice to the Company (each, an "Investor Director Notice") requesting the nomination and appointment of one or more individuals to serve as directors of the Company; provided, that (i) the total number of directors serving on the Board that were nominated and appointed by each Original Holder (each such director, an "Investor Director"), after giving effect to the nomination and appointment contemplated by such Investor Director Notice, shall not exceed the Director Cap of such Original Holder as of such time and (ii) such individuals shall be eligible to serve as directors of the Company under the applicable Laws. Upon receipt of an Investor Director Notice duly delivered by an Original Holder, to the extent permitted by applicable Laws and subject to the nominees' execution and delivery of customary documents as required by applicable Laws and the then-effective corporate policies of the Company generally applicable to all of its directors, the Company shall take all necessary actions to cause the nomination and appointment of such individuals as directed by such Investor Director Notice (an "Investor Director Appointment") as soon as practicable. For the purposes hereof, "Director Cap" with respect to an Original Holder as of the relevant time means the greater of (i) one (1), and (ii) 10% of the total number of directors serving on the board of directors of the Company (rounding up to the next whole number).

5.2. At any time if the total number of the Investor Director(s) in office appointed by an Original Holder is greater than the Director Cap as of such time,

5.2.1. at the request of the Company, such Original Holder shall cause one or more Investor Directors appointed by such Original Holder to resign so that after such resignation, the total number of the Investor Directors in office of such Original Holder will not exceed the Director Cap of such time; and

5.2.2. the Company shall be entitled to take all necessary actions to remove or cause the removal of one or more Investor Directors appointed by such Original Holder so that after such removal, the total number of the Investor Directors in office appointed by such Original Holder will not exceed the Director Cap of such Original Holder as of such time, and such Original Holder shall provide all necessary assistance in relation thereto.

ARTICLE VI
VOTING UNDERTAKING

6.1. Each Founder Party and New Holder agrees to vote or cause to be voted all of the Voting Shares, including any and all Additional Securities as applicable, Beneficially Owned by such Party from time to time at every meeting (or in connection with any request for action by written consent) of the shareholders of the Company at which any election of individuals nominated by each Original Holder as director(s) pursuant to a validly delivered Investor Director Notice are considered and at every adjournment or postponement thereof, and to execute a written consent or consents if shareholders of the Company are requested to vote their shares through the execution of an action by written consent. As used herein the term "Voting Shares" shall mean all securities of the Company beneficially owned (as such term is defined in Rule13d-3 under the Exchange Act, excluding any shares underlying unexercised options or warrants, but including any shares acquired upon exercise of such options or warrants) ("Beneficially Owned" or "Beneficial Ownership") by any Founder Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof ("Additional Securities").

ARTICLE VII
PROTECTIVE PROVISIONS

7.1. Except consented to in writing by each Original Holder holding, together with its Affiliates, more than 10% of the total issued and outstanding Company Ordinary Shares (calculated on an as-converted basis, assuming the conversion of all convertible securities held by such Original Holder and its Affiliates into Company Ordinary Shares), the Company shall not, and the Founder Parties shall cause the Company not to, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the following matters is likely to be done:

7.1.1. Alteration of any organizational documents of the Company, including its memorandum and articles of association;

7.1.2. Except for (1) any ESOP Awards (as defined in the Sales and Purchase Agreement) and any shares which may be issued pursuant thereto, (2) pursuant to the First Additional Incentive Plan (as defined in Schedule C hereto), and (3) pursuant to the Second Additional Incentive Plan (as defined in Schedule C hereto), any allotment or issue of any membership interests, capital stock or any other equity interests, or warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire membership interests, capital stock or any other equity interests of the Company or any of its subsidiaries, or any reduction, redemption or repayment of, any share or loan capital, membership interests, capital stock, equity interests or other securities of the Company or any of its subsidiaries (such allotment or issuance, to the extent consented to in writing by each Original Holder, shall constitute an "Exempted Issuance" unless otherwise agreed among the Original Holders and the Company);

7.1.3. Amendment or modification of any ESOP Plan (as defined in the Sales and Purchase Agreement), ESOP Award (as defined in the Sales and Purchase Agreement) or the Additional Incentive Plan;

7.1.4. Any merger, consolidation or similar transaction involving the Company, whether or not the Company is the surviving entity;

7.1.5. A sale, transfer, lease or other disposition (which for purposes of clarification excludes inventory and other sales in the ordinary course of business of the Company) in any transaction or series of related transactions of more than 25% of the fair market value of the Company's consolidated assets; and

7.1.6. Any transaction involving (i) any Founder Party or any Affiliate thereof on one hand, and (ii) the Company on the other hand, excluding any transactions contemplated under the employment relationship with any of the Founders or under the ESOP Plan (as defined in the Sales and Purchase Agreement) or the Additional Incentive Plan.

ARTICLE VIII
MISCELLANEOUS

8.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (i) on the date established by the sender as having been delivered personally; (ii) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (iii) on the date that transmission is confirmed electronically, if delivered by email; or (iv) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to the Company, to:

Address: No. 26, Gaoxin 2nd Road, East Lake High-tech Development Zone, Wuhan, Hubei, The People's Republic of China

Attention: Heng Zhang

E-mail: vulcan@nipg.com

if to the Founder Parties, to:

Address: No. 26, Gaoxin 2nd Road, East Lake High-tech Development Zone, Wuhan, Hubei, The People's Republic of China

Attention: Mario Ho Yau Kwan

E-mail: mario@nipg.com

Address: Rosenlundsgatan 31, 118 63 Stockholm, Sweden

Attention: Hicham Chahine

E-mail: hicham@nipg.com

if to a Holder, to such notice address set forth oppositive it name in Schedule A.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto as provided in this subsection 8.1.

8.2. Assignment; No Third Party Beneficiaries.

8.2.1. This Agreement and the rights, duties and obligations of the Company and the Founder Parties hereunder may not be assigned or delegated in whole or in part without prior consent of the Holders of a majority-in-interest of the then outstanding number of Registrable Securities.

8.2.2. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder permitted under this Agreement; provided that such Person agrees to assume the Holders obligations hereunder.

8.2.3. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto, the permitted assigns and its successors and the permitted assigns of the Holders.

8.2.4. This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and subsection 8.2 hereof.

8.2.5. Any transfer or assignment made other than as provided in this subsection 8.2 shall be null and void.

8.3. Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

8.4. Governing Law; Venue. THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

8.5. Amendments and Modifications. Upon the written consent of the Company, the Founder Parties and the Holders, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified (and any such wavier, amendment or modification shall be binding on all parties hereto); provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any party hereto or any failure or delay on the part of any party in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any party. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

8.6. Other Registration Rights. The Company is not a party to any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Shares by this Agreement and, other than the registration rights granted as provided herein, has not granted to any party rights with respect to the registration of any Registrable Shares or any other securities issued or to be issued by it. Except for the registration rights granted as provided herein, the Company shall not provide any other holder of its securities rights with respect to the registration of such securities under the Securities Act or any other applicable securities laws, without the prior written consent of the Holders.

8.7. Equitable Adjustments. If, after the date of this Agreement, the outstanding shares of Class A Ordinary Shares, Class B1 Ordinary Shares or Class B2 Ordinary Shares, or the number of Class A Ordinary Shares represented by each ADS shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Class A Ordinary Shares, Class B1 Ordinary Shares or Class B2 Ordinary Shares, or the number of Class A Ordinary Shares represented by each ADS, will be appropriately adjusted to provide to the parties hereto the same economic effect as contemplated by this Agreement.

8.8. Effectiveness. This Agreement shall take effect as of the date of the Closing (as defined in the Sales and Purchase Agreement) and shall terminate upon the earlier of (1) mutual consent of all the Parties hereto, or (2) with respect to each Holder, the date such Holder ceases to be a Shareholder of the Company. In the event that this Agreement is validly terminated with respect to certain Parties in accordance with this Clause 8.7, each of such Parties shall be relieved of their duties and obligations owed to the relevant Parties arising under this Agreement after the date of such termination and such termination shall be without liability to any such Party; provided, that (i) no such termination shall relieve any Party hereto from liability for a breach of any of its covenants or agreements contained in this Agreement prior to the date of termination, and (ii) Clauses 8.1 and 8.4 shall survive any such termination.

8.9. Joinder of New Holders.

8.9.1. Any Person who acquires Company Ordinary Shares, convertible notes or other convertible securities from the Company at or after the Closing may become a party to this Agreement and a Holder hereunder by executing and delivering to the Company a Joinder Agreement substantially in the form attached hereto as Schedule D (a "Joinder Agreement").

8.9.2. Upon execution and delivery of a Joinder Agreement by such Person and acceptance by the Company, such Person shall:

(a) be deemed a Holder, as applicable, for all purposes under this Agreement; and

(b) be entitled to all rights granted to Holders under this Agreement, subject to applicable thresholds, and be bound by all obligations of Holders under this Agreement.

8.9.3. The Company shall promptly notify all existing Holders of any new Holder joining this Agreement pursuant to this Clause 8.9 and shall provide an updated Schedule A reflecting such new Holder's information.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

NIP Group Inc.

By: ______________________________
Name:
Title:

[Signature Page to the Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

FOUNDER PARTIES:

Mario Yau Kwan Ho

By: ______________________________

Hicham Chahine

By: ______________________________

Liwei "xiaOt" Sun

By: ______________________________

[Signature Page to the Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

FOUNDER PARTIES:

Seventh Hokage Management Limited

By: ______________________________
Name:
Title:

xiaOt Sun Holdings Limited

By: ______________________________
Name:
Title:

Diglife AS

By: ______________________________
Name:
Title:

[Signature Page to the Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

ORIGINAL HOLDER:

Prosperity Oak Holdings Limited

By: ____________________________
Name: Chang-Wei Chiu
Title: Director

[Signature Page to the Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

ORIGINAL HOLDER:

Apex Cyber Capital Limited

By: ____________________________
Name: KEE WEE KIANG, KENNETH
Title: Director

[Signature Page to the Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEW HOLDER:

Silver Crest Limited

By: ____________________________
Name: Yuan Fang
Title: Director

[Signature Page to the Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEW HOLDER:

Nexus ConsultTech Limited

By: ____________________________
Name: Linlin Zhang
Title: Director

[Signature Page to the Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEW HOLDER:

Nebula Digital Investment Limited

By: ____________________________
Name: Zhi Zhou
Title: Director

[Signature Page to the Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEW HOLDER:

Prosperity Peak Limited

By: ______________________________
Name: Baocheng Chen
Title: Director

[Signature Page to the Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEW HOLDER:

Alpha Giant Limited

By: ____________________________
Name: Rui Zhu
Title: Director

[Signature Page to the Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEW HOLDER:

Ascentia Capital Limited

By: ______________________________
Name: Zuo Wang
Title: Director

[Signature Page to the Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEW HOLDER:

Veridian Prosperity Group Limited

By: ____________________________
Name: Jun Pan
Title: Director

[Signature Page to the Amended and Restated Investor Rights Agreement]

Schedule A[1]

Original Holder	Notice Address	Company Ordinary Share Amount
Apex Cyber Capital Limited	E-mail: cnnyjy@gmail.com	61,587,787
Prosperity Oak Holdings Limited	E-mail: mining@nsdigital.io	57,965,652

New Holder	Notice Address	Company Ordinary Share Amount
Silver Crest Limited	E-mail: circle114@hotmail.com	28,653,405
Nexus ConsultTech Limited	E-mail: selinaproud@gmail.com	26,074,457
Nebula Digital Investment Limited	E-mail: zenith.chow0919@gmail.com	8,687,606
Prosperity Peak Limited	E-mail: xiaobao060@gmail.com	26,122,897
Alpha Giant Limited	E-mail: jane@ymy-tech.co	26,128,044
Ascentia Capital Limited	E-mail: estiwz@gmail.com	26,128,044
Veridian Prosperity Group Limited	E-mail: 18058808237@189.cn	26,123,281

[1] Note: For the purpose of this Schedule "Company Ordinary Shares" includes the number of Company Ordinary Shares issuable upon conversion of any convertible bonds held by such Holder.

Schedule B

1. Mr. Mario Yau Kwan Ho, a permanent resident of Hong Kong Special Administrative Region and Chairman and Co-Chief Executive Officer of the Company
2. Mr. Hicham Chahine, a citizen of the Kingdom of Norway and Co-Chief Executive Officer of the Company
3. Mr. Liwei "xiaOt" Sun, a permanent resident of P.R.C and President of the Company
4. Seventh Hokage Management Limited (formerly known as Mario Ho Holdings Limited), a limited liability company established in the British Virgin Islands, which is wholly owned by Mr. Mario Yau Kwan Ho
5. xiaOt Sun Holdings Limited, a limited liability company established in the British Virgin Islands, which is wholly owned by Mr. Liwei "xiaOt" Sun
6. Diglife AS, a company registered under the laws of Norway, which Controlled by Mr. Hicham Chahine

Schedule C

"**First Additional Incentive Plan**" means such incentive plan adopted by the Company, pursuant to which the Company will grant or issue 45,430,307 Class B Shares in an aggregate to the Founder Parties.

"**Second Additional Incentive Plan**" means such incentive plan adopted by the Company, which contemplates the mechanism outlined in this Schedule C, pursuant to which the Company will, upon satisfaction of the Incentive Conditions (which, for the avoidance of doubt, shall in no event be waivable by the Company), grant or issue such number of Class B Shares in an aggregate amount not exceeding the Incentive Cap to the Founder Parties as incentive shares (the "**Incentive Shares**").

"**Incentive Cap**" means an amount equal to 38.00% of the sum of (a) the number of Class A Ordinary Shares actually issued to the Holders under the Sales and Purchase Agreement, and (b) if applicable, the number of Class A Ordinary Shares actually issued pursuant to any Exempted Issuance with twenty-four (24) months after the date hereof.

"**Incentive Conditions**" means:

(a) the occurrence of the earlier of (i) the first Test Period in which the per ADS price of the Company implied by the Daily VWAP at the close of market on each of the Trading Days during such Test Period, is at least USD 1 per ADS, or (ii) the first Test Period in which the market capitalization of the Company displayed on Bloomberg page at the close of market on each of the Trading Days during such Test Period, is at least USD120,000,000;
(b) the delivery of a notice to each Holder by the Founder Parties that the condition set forth in Clause (a) above has been satisfied; and
(c) no provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the issuance of the Incentive Shares shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the issuance of the Incentive Shares shall be in effect.

"**Daily VWAP**" for a Trading Day means the per ADS volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page "NIPG (or any other ticker used by the Purchaser from time to time)" <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, a nationally recognized independent investment banking firm shall determine the market value of one ADS on such Trading Day, using a volume-weighted average method).

"**ADS(s)**" means the American depositary shares of the Company, one (1) American depositary share representing two (2) Class A ordinary shares, as may be adjusted by the Company from time to time.

"**Trading Day**" means any day which is a trading day on the Nasdaq or another stock exchange on which the ADS is listed for trading, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

"**Test Period**" means any consecutive 20-Trading Day period that commences after the date hereof and ends prior to the Test Period End Date.

"**Test Period End Date**" means the date falling 30 months after the date hereof.

Schedule D

FORM OF JOINDER AGREEMENT

This Joinder Agreement ("Joinder") is executed as of [*Date*] by __________________ (the new "Holder"), pursuant to the terms of that certain Amended and Restated Investor Rights Agreement dated as of January __, 2026 (the "Agreement"), by and among NIP Group Inc. (the "Company") and the other parties thereto.

WHEREAS, the new Holder is acquiring [Company Ordinary Shares]/[Convertible Notes] of the Company; and

WHEREAS, as a condition to such acquisition, the new Holder is required to become a party to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. *Joinder*. The new Holder hereby agrees to become a party to the Agreement as a [New Holder]/[Original Holder] and to be bound by all terms and conditions thereof as if an original signatory thereto.

2. *Notice Information*. The new Holder's information for purposes of Schedule A is as follows:

   Name: ________________________
   Notice Address: ________________________
   Company Ordinary Share Amount: ________________________

3. *Representations*. The new Holder represents and warrants that it has full power and authority to enter into this Joinder and to perform its obligations under the Agreement.

4. *Governing Law*. This Joinder shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the new Holder has executed this Joinder as of the date first written above.

[NEW HOLDER]

By: ________________________

Name: ________________________

Title: ________________________

ACKNOWLEDGED AND ACCEPTED:

NIP GROUP INC.

By: ________________________

Name: ________________________

Title: ________________________

CLOUD MINING SERVICES AGREEMENT

THIS CLOUD MINING SERVICES AGREEMENT (this “Agreement”) is made on ____________, 2026.

Between:

(1)	THE ENTITY WHOSE NAME AND ADDRESS ARE SET OUT IN ROW (A) OF SCHEDULE 1 (“Customer”) and

(2)	THE ENTITY WHOSE NAME AND ADDRESS ARE SET OUT IN ROW (B) OF SCHEDULE 1 (the “Vendor”)

(each a “Party” and collectively referred to as the “Parties”).

(A)	Customer is an Affiliate (as defined below) of NIP Group Inc. (“NIP”), NIP, Customer and its Affiliates are operating crypto mining business.

(B)	The Vendor is a cloud mining service provider and provides cloud mining services to cryptocurrency miners.

(C)	Customer wishes to acquire the Services (as defined below) from the Vendor.

(D)	The Vendor shall supply the Services to Customer in accordance with the terms of this Agreement.

It is agreed as follows:

1.	DEFINITION AND INTERPRETATION

In this Agreement unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1.	Definitions

“Affiliate” means, in relation to any entity, any entity Controlled, directly or indirectly, by the entity, any entity that Controls, directly or indirectly, the entity, or any entity directly or indirectly under common Control with the entity;

“Applicable Law(s)” means all legally binding laws, statutes, regulations, subordinate legislation, orders and decrees of any Governmental Body, and any judgments, decisions and injunctions of any court or tribunal, in each case having jurisdiction over the matter in question;

“Asset Purchase Agreement” means certain on-rack sales and purchase agreement, dated as of November 3, 2025 attached hereto as Appendix A, as amended and restated from time to time;

“Billing Period” means the period of approximate one (1) month for which the Vendor or the person designated by the Vendor issues invoices to the Customer for the Services provided during such period, which shall follow the following principle: (a) the first Billing Period shall commence from 00:00 (Beijing Time) on the Effective Date until 23:59 (Beijing Time) on the last calendar day of the same month, and (b) each of the subsequent Billing Periods shall commence from 00:00 (Beijing Time) on the first calendar day of the month following the previous Billing Period until 23:59 (Beijing Time) on the last calendar day of such month;

“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which banks are open for business in British Virgin Islands;

“Control” means, in respect of a person, the holding, or controlling, in each case, directly or indirectly, of shares or any similar rights of ownership in that person bearing the majority of voting rights attaching to all the shares or other rights of ownership in that person or having the power to direct or cause the direction and management of the policies of that person whether as a result of the ownership of shares, control of the board of directors, contract or any power conferred by the articles of association or other constitutional documents of such person, and “Controlling” and “Controlled” shall be construed accordingly;

“Digital Currencies” means Bitcoin (“BTC”) or any digital currency that Customer and the Vendor agree upon;

“Effective Date” means the date on which the closing of the transaction contemplated under the Asset Purchase Agreement occurs.

“Fees” means the total consideration payable by the Customer to the Vendor under this Agreement, comprising (a) the Fixed Consideration and (b) the Variable Fees, each as defined below.

“Fixed Consideration” means the consideration paid by NIP under the Assets Purchase Agreement for the Purchased Hashrates, which equals to the product of USD8.00 per T, multiplied by the Service Hashrate of the Vendor as defined in the Assets Purchase Agreement, by issuing certain amount of Class A Shares to the Vendor or its assignees pursuant to the Asset Purchase Agreement. Such Fixed Consideration shall be adjusted accordingly in the event of any adjustment to the Vendor’s Service Hashrate under the Asset Purchase Agreement.

“Variable Fees” means the fees for any ancillary or supporting services required in the course of providing the Purchased Hashrates, including (a) Hosting Fees, (b) Operation and Maintenance Fees, and (c) Repair Fees and other one-off fees, payable by the Customer in accordance with Schedule 2.

“Force Majeure” means in respect of either Party, any event or occurrence whatsoever beyond the reasonable control of that Party, which is unforeseeable, or even if foreseeable, unavoidable and occurs after the date of this Agreement, and prevents, frustrates, hinders or delays, that Party from performing any obligation imposed upon that Party under this Agreement, including, to the extent such event or occurrence shall delay, prevent or hinder such Party from performing such obligation, war (declared or undeclared), terrorist activities, military disturbances, nuclear or natural catastrophes or acts of god, national strikes, riots, epidemics, earthquakes, floods, hurricanes or typhoons, explosions, and regulatory or administrative or similar action or delays to take actions of any Governmental Body. “Governmental Body” means any national, federal, regional, provincial, state, county, city, local or foreign government, or any court, tribunal or arbitrator or any regulatory or supervisory authority, agency, ministry, commission, branch, department, division, body, official or instrumentality thereof, in each case being of competent jurisdiction and “Governmental Bodies” shall be construed accordingly;

“Hashrate” means the mining power of the Mining Equipment used to mine Digital Currencies and which is specific to the SHA-256 mining algorithm;

“Hosting Fee(s)” means the hosting fee for the Services payable by the Customer based on the power consumption during the applicable Billing Period (as defined in Schedule 2), which shall be calculated in accordance with Schedule 2, subject to the adjustment as contemplated therein.

“Mining Equipment” means all software, hardware, systems, platforms, and infrastructure deployed by the Vendor or the Vendor’s subsidiaries or business partners to generate the Hashrates necessary for the provision of the Services to the Customer;

“Operation and Maintenance Fee(s)” means the operation and maintenance fee for the Services payable by the Customer based on the power consumption during the applicable Billing Period (as defined in Schedule 2), which shall be calculated in accordance with Schedule 2, subject to the adjustment as contemplated therein.

“Purchased Hashrates” means the Hashrates allocated or made available to the Customer by the Vendor pursuant to Clause 3.2.1;

“Reconciliation Statement” means the statement issued by the Vendor to the Customer every Billing Period for reconciliation between the Parties, which shall set out details of the calculation of the Fees;

“Services” has the meaning ascribed to it in Clause 3.2;

“Term” has the meaning ascribed to it in Clause 11.1;

“VAT” means value added tax or other similar tax (including goods and services tax and sales tax); and

1.2.	In this Agreement:

1.2.1.	unless the context otherwise requires or permits, references to the singular will include the plural;

1.2.2.	no rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it;

1.2.3.	clause headings are for ease of reference only and are not intended to be part of or to affect the meaning, interpretation or construction of any of the terms and conditions of this Agreement;

1.2.4.	any reference to persons, includes natural persons, firms, partnerships, companies, corporations, associations, organizations, governments, states, governmental or state agencies, foundations and trusts (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.5.	a reference to a statute or statutory provision is a reference to that statute or statutory provision and to all orders, regulations, instruments or other subordinate legislation made under the relevant statute;

1.2.6.	any reference to a statute, statutory provision, subordinate legislation, code or guideline (“legislation”) is a reference to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation; and

1.2.7.	any phrase introduced by the terms “including”, “include”, “in particular”, “for example”, “such as” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms

2.	PRECEDENCE

2.1.	This Agreement comprises the main body of this Agreement and the Schedules and Appendixes under this Agreement, all of which are incorporated into the Agreement by reference.

3.	SERVICES

3.1.	Customer hereby engages the Vendor to provide the Services in accordance with the terms of this Agreement, and the Vendor agrees to perform the Services in accordance with the terms of this Agreement.

3.2.	“Services” shall be provided by the Vendor to Customer in the following manner:

3.2.1.	upon the Effective Date and during the Term, the Vendor shall provide to Customer the contracted Hashrate capacity during the Term pursuant to Clause 4 hereunder (the “Purchased Hashrates”), in consideration for the Fees hereunder.

3.2.2.	upon the Effective Date, the Customer shall: pay the deposit equivalent to one (1) month of the Hosting Fee (the “Deposit”) and one (1) month of operation and maintenance fee upon execution of this Agreement. The Deposit shall be held as security for the performance of the Customer’s obligations under this Agreement and shall not be deemed as payment for Services rendered. The Deposit shall not be non-interest bearing and, conditioned upon the Customer’s full compliance with the terms of this Agreement, returned to the Customer after the expiration of the Term; and

3.2.3.	during the Term and for each subsequent Billing Period, the Customer shall pay the Variable Fees as contemplated in Schedule 2 to the Vendor or any person designated by the Vendor within five (5) calendar days of receipt of the undisputed bill, and in case of late payment, the Customer should pay a penalty of 0.05 per cent per day of the amount of the overdue electricity bill payable.

3.2.4.	the Vendor shall furnish to the Customer the Reconciliation Statement for the previous Biling Period within seven (7) Business Days from the end of such previous Billing Period. The Customer may raise to the Vendor any objection to the Reconciliation Statement, with data and records supporting such objection, within three (3) Business Days upon its receipt of the Reconciliation Statement, failing which the Vendor shall be deemed to have approved the Reconciliation Statement. In the event of any objection raised by the Customer, the Parties shall diligently and expeditiously work towards resolving the discrepancies between the Reconciliation Statement and the supporting data and records provided by the Vendor. The final determination shall be jointly made by the onsite operation and maintenance staff designated by the Vendor and representatives designated by the Customer on the basis of the actual power consumption, which shall not exceed the amount of the Rated Power Consumption. Upon successful resolution of the discrepancies, the Vendor shall furnish to the Customer a revised version of the Reconciliation Statement and the Customer shall approve such revised version in writing within three (3) Business Days upon receipt. Upon approval of the Reconciliation Statement, or the revised version as applicable, the Vendor will issue the invoice of the Variable Fees for the previous Billing Period.

3.2.5.	all payments pursuant to this Agreement, including any remittance or refund, shall be made in Tether (USDT), a USD-pegged stablecoin, to the digital wallet address designated by the receiving Party. The payment shall be deemed made upon receipt of the full amount of USDT in the designated wallet. The remitting Party shall bear any transaction fees, gas fees, or other charges associated with the transfer.

3.3.	The Customer shall have the right to designate the mining pool to which the Purchased Hashrates shall be directed, and the Vendor shall ensure that the Customer’s Purchased Hashrates are connected to its account with the designated mining pool accordingly.

4.	Hashrate Commitment

During the Term of this Agreement, the Vendor shall provide to the Customer a monthly average theoretical Hashrate capacity of 745,926 TH/s at the commencement of the Services equal to the Service Hashrate as defined in the Asset Purchase Agreement, subject to adjustment as provided therein. The Parties acknowledge and agree that the actual Hashrate capacity may fluctuate and decline based on the Parties’ commercial requirements and prevailing network conditions as mutually agreed by both Parties.

5.	Other Costs and Expenses

5.1.	During the Term, in addition to the agreed Variable Fees as contemplated in Schedule 2, the Customer shall only bear and be responsible for the reasonable costs and expenses necessary for the provision of the Services, which shall be mutually agreed by the Parties hereunder.

6.	WITHHOLDING TAX

6.1.	If any payment to be made in respect of any invoice is subject by Applicable Law to any Vendor-Related Tax, including but not limited to VAT, the Vendor shall be solely liable for bearing the cost of such Vendor-Related Tax and the Vendor shall account to the relevant Competent Authority for the Vendor-Related Tax. Provided always that Customer has possession, as furnished by the Vendor, of declaration(s) of tax residence on the prescribed forms issued by the Competent Authority where the Vendor is domiciled or registered (or other relevant taxation authorities) which are current and accurate in order to confirm the applicability and availability of any reduced rate of Vendor-Related Tax under the provisions of the relevant double taxation convention and/or treaty, the amount of Vendor-Related Tax deducted will/may be calculated by Customer in accordance with any appropriate double taxation convention and/or treaty between the states in which Customer and the Vendor respectively reside. The Vendor shall furnish declaration(s) of tax residence on the prescribed forms issued by the Competent Authority where the Vendor is domiciled or registered (or other relevant taxation authorities) in order that Customer may confirm the applicability and availability of any reduced rate of Vendor-Related Tax under the provisions of the relevant double taxation convention and/or treaty as envisaged above. Payment of the Fees to the Vendor and to the relevant tax authority of the said Vendor-Related Tax shall, for the purposes of this Agreement, constitute full settlement of the sums owing under the relevant invoice. For the purpose of this Clause, the “Competent Authority” means a state authority or department duly authorized to issue declaration(s) of tax residence; and “Vendor-Related Tax” means a tax imposed in respect of a payment under this Agreement that results from a present or former connection between the jurisdiction of the government or taxation authority imposing such tax and the Vendor.

6.2.	Without prejudice to payment in accordance with Clause constituting full settlement of the sums owing under the relevant invoice, where requested by the Vendor, Customer shall use reasonable endeavours to obtain and provide to the Vendor evidence from the relevant Competent Authority of the payment of the said withholding tax (including, where available, tax deduction certificates or equivalent thereof). Where Customer is not able to obtain such evidence (having used reasonable endeavours), Customer will provide written confirmation itself to the Vendor of the payment of said withholding tax.

7.	PUBLICITY AND ANNOUNCEMENT

7.1.	The Vendor shall not make, or permit any person to make, any public announcement concerning the existence, subject matter or terms of this Agreement, the wider transactions contemplated by it, or the relationship between the Parties, without the prior written consent of Customer, except as permitted under the Asset Purchase Agreement, or required by Applicable Law, or any Governmental Body.

8.	WARRANTIES AND INDEMNITY

8.1.	Each Party warrants to the other Party that:

8.1.1.	it has the legal capacity and all necessary licences, permits, authorisations, approvals or consents necessary for the performance of its obligations under this Agreement; and

8.1.2.	it shall promptly pay all sums (including any Digital Currencies arising out of or in connection with this Agreement) that may be due and payable by it under this Agreement.

9.	CONFIDENTIALITY

9.1.	The Parties recognize that each Party has a legitimate interest in maintaining confidentiality regarding this Agreement, the subject matter of this Agreement or any other agreements, documents or transactions referred to or contemplated herein and all trade secrets, confidential and/or proprietary knowledge or information of each other Party and its Affiliates which that Party may receive or obtain as a result of entering into or performing its obligations under this Agreement (collectively, “Confidential Information”).

9.2.	Subject to Clause 9.3, each Party undertakes to the other Parties that it shall keep the Confidential Information in the strictest confidence, and shall not, without the prior written consent of the Party disclosing the Confidential Information, use or disclose to any person Confidential Information, information relating to this Agreement or the transactions contemplated hereunder it has or acquires or information which by its nature ought to be regarded as confidential (including without limitation, any business information in respect of the each other Party which is not directly applicable or relevant to the transactions contemplated by this Agreement.

9.3.	Clause 9.2 shall not prohibit disclosure or use of any Confidential Information if and to the extent:

9.3.1.	the disclosure or use is required by law, any regulatory body or any stock exchange on which the shares of either Party (or its holding company) are listed;

9.3.2.	the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

9.3.3.	the disclosure is made to Affiliates and/or professional advisers of any Party on a need-to-know basis and on terms that such Affiliates and/or professional advisers undertake to comply with the provisions of Clause 9.2 in respect of such information as if they were a Party to this Agreement;

9.3.4.	the information is or becomes publicly available (other than as a result of any breach of confidentiality);

9.3.5.	the disclosing Party has given prior written approval to the disclosure or use; and

9.3.6.	the Confidential Information is already in the lawful possession of the Party receiving such information (as evidenced by written records) at the time of disclosure.

10.	LIMITATION OF LIABILITY

10.1.	Nothing in this Agreement limits any liability which cannot legally be limited, including liability for death or personal injury caused by negligence and fraud or fraudulent misrepresentation.

10.2.	Neither Party shall have any liability to the other Party for any indirect, incidental, special or consequential loss to the other Party.

10.3.	Notwithstanding the foregoing, (i) the maximum amount of damages liable by the Vendor to the Customer under this Agreement shall be limited to the amount of Variable Fees paid by the Customer to the Vendor, except that such maximum amount of damages liable by the Vendor shall be increased by the Fixed Consideration in the event of damages arising out of or related to the Vendor’s bad faith or willful misconduct; and (ii) each Party shall not be liable to the other Party unless the amount of damages arising out of or relating to matters for which the Customer has paid the Fixed Consideration exceeds 1% of the Fixed Consideration in aggregate (the “De-minimis Amount”), but once the amount of damages exceeds 1% of the Fixed Consideration in aggregate then such Party may claim for the full amount of the damages suffered by such Party. Notwithstanding anything set forth to the contrary, the limitation of the De-minimis Amount shall not apply to any damages arising from the service provided by the Vendor under this Agreement corresponding to the Variable Fees.

11.	COMMENCEMENT AND DURATION

11.1.	This Agreement shall take effect on the Effective Date and continue in full force until the fourth anniversary of the Effective Date (“Term”), unless terminated earlier in accordance with Clause 12 of this Agreement.

12.	TERMINATION

12.1.	This Agreement may be terminated by the written consent of both Parties.

12.2.	A Party shall be entitled to terminate this Agreement on written notice, provided that the other Party shall have received such written notice at least ten (10) Business Days prior to such termination:

12.2.1.	if the other Party is in material breach of this Agreement and such breach is not curable or, if curable, has not been cured within ninety (90) days after the delivery of written notice of breach by the non-breaching Party; or

12.2.2.	in the event of a relevant change in the Applicable Law or request by a Government Body which would materially affect the performance of any of the Parties’ obligations under this Agreement or result in either Party being unable to fulfil their obligations or benefit from their rights and entitles under this Agreement and could not reasonably have been foreseen or provided against (e.g., government acts prohibiting or impending any Party from performing its respective obligations under this Agreement).

12.3.	The Vendor shall be entitled to terminate this Agreement on written notice with immediate effect in the event that:

12.3.1.	after the issuance of the Notes (as defined under the Asset Purchase Agreement) by NIP in accordance with the Asset Purchase Agreement, in the event that NIP is required to repay all principal amount of the Note as a result of an Event of Default (as defined under the Notes) prior to the conversion of the Notes into the shares of NIP; or

12.3.2.	before the issuance of the Notes by NIP in accordance with the Asset Purchase Agreement, the occurrence of (a) the Company’s failure to timely repay any loans incurred by NIP or by the Customer (including in an event of acceleration of such loans), except for those entered into with, or owed to, the Vendor, any Seller (as defined under the Asset Purchase Agreement) or its assignee, or any Affiliate of the foregoing, or (b) the insolvency or bankruptcy of NIP or the Customer; provided that, notwithstanding the foregoing, the occurrence of such events shall not constitute a termination event after June 30, 2026 if NIP or the Customer is not in breach of the Transaction Documents in a manner that has resulted the failure of any Closing to take place.

12.4.	On termination of this Agreement:

12.4.1.	neither Party shall have any further obligation to the other under this Agreement unless otherwise stated in this Agreement;

12.4.2.	the Parties shall retain all rights, remedies and obligations that have accrued or become due prior to termination; and

12.4.3.	the Parties will remain entitled to all rights granted or assigned to it under this Agreement.

12.5.	In the event of early termination of this Agreement in accordance with Clause 12.2, the Parties agree to engage in good faith negotiations to determine the appropriate treatment of any residual value associated with prepaid but unused Services. Any settlement regarding such residual value shall be implemented according to terms specifically negotiated and mutually agreed upon by the Parties at the time of termination. Notwithstanding the foregoing, the Parties expressly acknowledge and agree that the Vendor shall have no obligation to provide refunds, credits, or any other form of compensation to the Customer for residual value attributable to unused Services.

12.6.	Clause 9 (Confidentiality), Clause 10 (Limitation of Liability), Clause 12 (Termination) and Clause 13 (Other Provisions) shall survive the expiry or termination of this Agreement.

13.	OTHER PROVISIONS

13.1.	Further Assurances

Each of the Parties shall, and shall use its reasonable endeavours to procure and ensure that any necessary third party shall, from time to time execute such documents and perform such acts and things as any of the Parties may reasonably require to give each of the Parties the full benefit and effect of this Agreement.

13.2.	Whole Agreement

13.2.1.	This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any other previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

13.2.2.	The Customer acknowledges that (i) certain Cloud Mining Services Agreement by and between Nebula Digital Investment Limited and the Customer dated September 5, 2025, and (ii) certain Cloud Mining Services Agreement by and between Prosperity Peak Limited and the Customer dated September 5, 2025, have been terminated as of the date of this Agreement pursuant to the execution of certain termination agreements to such effect between the parties thereof, and upon the termination of such agreements, (i) all parties’ obligations thereunder have been satisfied or waived; and (ii) there are no pending claims, disputes, or unresolved matters arising from such agreements.

13.3.	Time of Essence

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement in writing between the Parties in accordance with this Agreement or by agreement in writing but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.

13.4.	Release, Indulgence, Waiver

13.4.1.	Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by it in its absolute discretion as regards the other Party under such liability without in any way prejudicing or affecting its rights against such other Party in any other respect.

13.4.2.	No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or any other right or remedy.

13.5.	Assignment

Customer may, with prior written notice to the Vendor, at any time assign, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Agreement. All assignments done by Customer under this Clause are subject to the satisfaction of Know Your Customer checks required by the Vendor.

13.6.	Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

13.7.	Third Party Rights

A person who is not a Party to this Agreement has no right to enforce any term of, or enjoy any benefit under, this Agreement.

13.8.	Variation

The Parties acknowledge that circumstances may arise during the Term of this Agreement that could not have been reasonably anticipated at execution, including but not limited to, among other things, the Variable Fees as contemplated in Schedule 2 may need to be amended on or around April 18, 2026. In such circumstances, the Parties agree to negotiate in good faith to modify this Agreement as may be necessary to address such changed circumstances.

13.9.	Costs and Expenses

Each Party shall pay its own taxes, legal, professional and other costs and expenses in connection with the negotiation and execution of this Agreement.

13.10.	Notices

13.10.1.	Any notice required to be given by a Party to the other Parties shall be in writing, signed by or on behalf of the Party giving it, and in the English language. It shall be deemed validly served if hand delivered, or sent by e-mail, prepaid post or a recognised courier service to the address, email address of the Parties given herein or as may from time to time be notified for this purpose.

13.10.2.	The initial addresses and email addresses of the Parties are:

(a)	Customer

As set out in Row (a) of Schedule 1

(b)	The Vendor

As set out in Row (b) of Schedule 1

13.11.	Invalidity

13.11.1.	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

13.11.2.	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 13.11.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 13.11.1, not be affected.

13.12.	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Parties may enter into this Agreement by executing any such counterpart.

13.13.	Translation

This Agreement may be translated into another language. However, in the event of any inconsistency between the English language version and a translated version, this English version will at all times prevail and take precedence. Any translation must include a provision to the same effect as this Clause.

13.14.	Electronic signature

To the extent permitted by the Applicable Laws, the Parties agree that this Agreement may be executed by way of electronic signatures and delivered via electronic transmission and that this Agreement, or any part thereof, shall not be denied legal effect, validity, or enforceability solely on the ground that it is in the form of an electronic record. The Parties further agree that they shall not dispute the validity, accuracy, legal effectiveness or authenticity or enforceability of this Agreement merely on the basis that it is executed by way of electronic signatures, and that such electronic record shall be final and conclusive of the Parties’ agreement of any relevant matter as set out in this Agreement.

13.15.	Data protection

The Parties hereby acknowledges and agrees that the Parties’ performance of this Agreement may require the Parties to process, transmit and/or store the other Party’s personal data or the personal data of the other Parties’ employees and Affiliates. By submitting personal data to any Party, such Party agrees that such Party and its Affiliates may process, transmit and/or store personal data only to the extent necessary for, and for the sole purpose of, enabling such Party to perform its obligations under this Agreement. In relation to all personal data provided by or through a Party to the other Party, such Party procures that it will be responsible as sole data controller for complying with all applicable data protection laws implementing that directive that regulate the processing of personal data and special categories of data as such terms are defined in that directive.

13.16.	Nature of Agreement

Nothing in this Agreement will create, or be deemed to create a partnership, a joint venture, an agency or a fiduciary duty between the Parties. Except as expressly provided herein, neither Party by virtue of this Agreement has authority to transact any business in the name of the other Party or on its behalf or to incur any liability for or on behalf of the other Party.

13.17.	Governing Law and Dispute Resolution

13.17.1.	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

13.17.2.	Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration.. The place of arbitration shall be Hong Kong. The number of arbitrators shall be nominated and appointed in accordance with the HKIAC Administered Arbitration Rules l be three (3) and. The arbitration proceedings shall be conducted in English.

Schedule 1

Contract Information

Particulars of Customer:

Company Name :            Mining Ninjas Ltd

Registered Address :       Start Chambers, Wickham’s Cay II, P.O.Box 2221, Road Town, Tortola, British Virgin Islands;

Contact Person (Title) :   Hicham Chahine (Director); Lulu Xie (Capital Market Team)

Contact Person’s Email : hicham@nipg.com

Particulars of the Vendor:	Company Name : [ ][1] Registered Address : [ ] Contact Person (Title) : [ ] Contact Person’s Email : [ ]

Designated wallet/UID of the Vendor to receive Fees payments	Customer UID/ wallet address: [Pending for now]

1 NTD: The particulars of the Vendor are to be provided.

Schedule 2

Variable Fees

1.	DEFINITIONS

1.1.	Definitions. The following terms in this Schedule 2 shall have the meaning specified below:

“Actual Hosting Unit Price” means the effective unit price per kWh applicable during the relevant Billing Period, which shall initially be the same as the Normal Hosting Unit Price, subject to the adjustment mechanism in accordance with Clause 2.2 of this Schedule 2;

“Digital Assets Price” means the price of the applicable digital asset at the relevant hour (Beijing Time), denominated in US Dollar and published on the website of Coinmarketcap (https://coinmarketcap.com/);

“End-Period Meter Reading” means the meter reading of the Separate Meter taken at 23:59 (Beijing Time) on the last day of the applicable Billing Period;

“Hosting Fee Ratio” means the ratio of the Hosting Fee to the Theoretical Hashrate PPS Income during the relevant period;

“Low Power Mode” means the Mining Equipment operates in such a mode that consumes less amount of electrical power than Rated Power and contributes less hasrate than rated hashrate due to the limitation on its performance imposed by and subject to the sole discretion of the Customer;

“Minimum Hosting Unit Price” shall have the meaning ascribed to it in Clause 2.3 of this Schedule 2;

“Monitoring Software” means the software designated by the Parties to monitor the operation of the Mining Equipment, which shall be AntSentry (version V2 or such other version as may be upgraded by the Customer from time to time) unless otherwise mutually agreed between the Parties;

“Normal Hosting Unit Price” shall have the meaning ascribed to it in Clause 2.3 of this Schedule 2;

“Online Status” means the status of the Mining Equipment that is powered-on with constant supply of electrical power, has stable connection with network and is accessible via the Monitoring Software where the status tag “Online” is indicated for such Mining Equipment;

“Online Status Ratio” means a fraction where the numerator is the sum of the actual length of time of each Mining Equipment in Online Status during the applicable Billing Period, and the denominator is the sum of theoretical length of time of each Mining Equipment in Online Status during the applicable Billing Period. If the Vendor promptly furnishes adequate evidence upon such an event and subject to the Customer’s consent, the theoretical Online duration of each Mining Equipment may exclude the duration during which compulsory power curtailment occurs as a result of a government directive or load limitation programs, as stipulated in the power purchase agreement with the power supplier, provided that such compulsory power curtailment is not a consequence of a breach of any government order or power purchase agreement. The Online Status Ratio shall finally be determined by the data as illustrated on the Monitoring Software, except that if there is a technical failure (including, but not limited to, technical failure of the Monitoring Software and/or the Mining Equipment, or offline of the NUC, etc.) that prevents from reading certain data, the aforementioned numerator and denominator shall be adjusted accordingly to subtract such time during which the relevant data cannot be read due to such technical failure, unless otherwise agreed by the Parties;

“Power-off Server(s)” means Mining Equipment that is/are powered off voluntarily by the Customer pursuant to Clause 3 of this Schedule 2;

“Power Consumption” means the amount of electricity power consumed by the Mining Equipment during the applicable Billing Period, including any of the Mining Equipment under the Low Power Mode, which shall be determined by subtracting the End-Period Meter Reading of the Billing Period immediately preceding the relevant Billing Period from the End-Period Meter Reading of the relevant Billing Period, the unit of which shall be kWh;

“Qualified Status” means the status in which the Mining Equipment is in normal operation and the average hashrate of the ming Equipment in eight consecutive hours is above or equal to 80% of the rated hashrate of the Mining Equipment;

“Rated Power” means the amount of the rated electrical power stated on the factory label of the applicable Mining Equipment.

“Reconciliation Statement” means the statement issued by the Vendor (or any person designated by the Vendor) to the Customer every Billing Period for reconciliation between the Parties, which shall set out details including but not limited to Power Consumption, the applicable Actual Hosting Unit Price, the Online Status Ratio, Fees chargeable, any occurrence of interruption or suspension of any Service during such Billing Period;

“Separate Meter” means the separate meter installed by the Vendor at the data center facility for metering the electrical power consumed by the Mining Equipment;

“Standard Mode” means the Mining Equipment operates in such a mode without any limitation on its performance imposed by the Customer;

“Theoretical Hashrate PPS Income” means the theoretical earnings of the applicable Mining Equipment based on the actual Mining Pool Bitcoin (BTC) Hashrate of such Miming Equipment with reference to the prevailing network difficulty during the relevant period and the Digital Assets Price, which shall be calculated based on the real-time total network Hashrate and the price of BTC, with a sampling frequency of once an hour on a credible third-party platform2, and the average value of the relevant data in each relevant period shall be the Theoretical Hashrate PPS Income of such period, the specific value shall be determined by the data as illustrated on the Mining Pool. For avoidance of doubt, the Parties agree that: (a) when calculating the Hosting Fee Ratio for the Actual Hosting Unit Price Adjustment in accordance with Clause 2.2 of this Schedule 2, the relevant period shall be the corresponding Billing Period; and (b) when calculating the Hosting Fee Ratio for the voluntary power-off, the relevant period shall be the consecutive 24 x 14 hours.

2 Unless otherwise specified by the Customer, the third-party platform shall be website of Coinmarketcap (https://coinmarketcap.com/).

2.	SERVICE FEE AND PAYMENT

2.1.	Hosting Fee Calculation. Hosting Fee for each Billing Period shall be calculated as follows:

Hosting Fee = (Actual Power Consumption) x Hosting Unit Price (i.e., actual Hashrate x measured Power Consumption x 102.5% x electricity unit price ($0.07 /kWh) based on the adjustment mechanism set forth in Clause 2.2)

2.2.	Hosting Unit Price Adjustment. The initial Hosting Unit Price shall be the Normal Hosting Unit Price, subject to the following adjustment for each Biling Period:

(a)	If the Hosting Fee Ratio for such Billing Period is higher than 90%, the Hosting Unit Price applicable to such Billing Period shall be adjusted to the higher of:

(i)	an amount equal to the result of (x) 80% of aggregate of the Theoretical Hashrate PPS Income during such Billing Period, divided by (y) Power Consumption of such Billing Period; or

(ii)	the Minimum Hosting Unit Price.

(b)	If the Hosting Fee Ratio for such Billing Period is no higher than 90% but higher than 60%, the Hosting Unit Price applicable to such Billing Period shall be the Normal Hosting Unit Price.

(c)	If the Hosting Fee Ratio for such Billing Period is no higher than 60%, the Hosting Unit Price applicable to such Billing Period shall be adjusted to the lower of:

(i)	an amount equal to the result of (x) 90% of aggregate of the Theoretical Hashrate PPS Income during such Billing Period, divided by (y) Power Consumption of such Billing Period; or

(ii)	the Normal Hosting Unit Price.

(d)	If the Hosting Fee Ratio for such Billing Period is no higher than 90%, the Hosting Unit Price applicable for such Billing Period shall equal to the Normal Hosting Unit Price.

(e)	Cost Increases. Where the electricity cost of the Vendor increases above the Normal Hosting Unit Price due to requirements of a governmental agency or third-party electricity provider, the Vendor may notify the Customer in writing and, upon the Customer’s request, the Vendor shall furnish reasonable supporting documentation therefor. Upon such notification, the Parties agree to negotiate in good faith to adjust the Hosting Unit Price to account for such increase in electricity cost. For the avoidance of doubt, nothing in this Clause 2.2 shall affect the Customer’s right to terminate without penalty.

2.2.1	The applicable Hosting Fee under this Schedule are as follows:

(a)	Normal Hosting Unit Price (including non-deductible taxes/expenses): US$0.073/kWh

Minimum Hosting Unit Price (including non-deductible taxes/expenses): US$0.063/kWh

(b)	Monthly Theoretical Hosting Fee (including non-deductible taxes/expenses): ∑Rated Power of Each Mining Equipment Powered-On (kW) x Normal Hosting Unite Price x 24 x 30.

2.3.	Operation and Maintenance Fee Calculation. The operation and maintenance fees for each Billing Period shall be calculated as follows:

Operation and Maintenance Fees = operation and maintenance actual unit price x monthly Power Consumption (i.e. actual hashrate (TH) X (21.5/1000) X105% X 24 X maintenance and service fee unit price (US$0.002/kWh) based on the adjustment mechanism set forth in Clause 2.5)

2.4.	Monthly Power Consumption Calculation and Operation and Maintenance Actual Unit Price Adjustment.

(a)	Monthly power consumption shall be calculated as follows:

(i)	If the Mining Equipment operate in Standard Mode, monthly theoretical power consumption = ∑Daily hashrate of mining pool statistics operation account (T) x Theoretical hourly power consumption of mining machine per T (T/W/H) x 105% x 24(H);

(ii)	If the Mining Equipment operate in Low Power Mode, monthly theoretical power consumption = ∑Daily hashrate of mining pool statistics operation account (T) x Theoretical hourly power consumption of each mining machine power mode (T/W/H) x 105% x 24(H); and

(iii)	Actual power-on duration of current Billing Period means the acutal cumulative time that the Mining Equipment is powered-on with a constant supply of electrical power of the current Billing Period.

(b)	Operation and maintenance actual unit price shall be linked to and adjusted by the monthly average online qualified ratio, in accordance with the following formulas:

(i)	When the Mining Equipment monthly average online qualified ratio >= 98%, operation and maintenance actual unit price = operation and maintenance execution unit price, being US$0.002/kWh;

(ii)	When 95% <= the Mining Equipment monthly average online qualified ratio < 98%, operation and maintenance actual unit price = operation and maintenance execution unit price x 0.9;

(iii)	When the Mining Equipment monthly average online qualified ratio < 95%, operation and maintenance actual unit price = operation and maintenance execution unit price x 0.7; and

(iv)	monthly average online qualified ratio = ∑ daily quantity of Mining Equipment in Qualified Status in the current month / ∑ daily quantity of Mining Equipment in Online Status in the current month.

2.5.	Repair Fee. Repair Fee shall be payable as per use.

Other One-off Fees. Other one-off fees set forth in the applicable Reconciliation Statement shall be paid in accordance with such Reconciliation Statement, including but not limited to the on-rack/off-rack fees and other miscellaneous fees. Except for the on-rack and off-rack of faulty Mining Equipment, if the Customer needs to load on-rack or move off-rack Mining Equipment in bulk (i.e. more than five hundreds (500) miners at one time) due to additional deployment ,replacement or withdrawal of Mining Equipment, and the Vendor or the maintenance and operation service provider has to employ third party temporary workers to complete the on-rack or off-rack of Mining Equipment and other work, the Vendor shall be entitled to charge the Customer separately. However, in this situation, the fees related to employ third party temporary workers needs the Customer’s prior written confirmation before the incurrence of the employing third party temporary workers. The on-rack loading of the Mining Equipment in bulk includes the following actions: unloading, unpacking and loading on-rack of delivered the Mining Equipment. The off-rack moving of miners in bulk includes the following actions: off-rack, dedusting, packing and truck loading of the Mining Equipment. The on-rack/off-rack fees shall be charged in accordance with the quantity of the Mining Equipment x US$3/unit.

(signature page to follow)

This Agreement has been entered into by the Parties on the date hereof:

Customer	The Vendor

Signed for and on behalf of Mining Ninjas Ltd	Signed for and on behalf of [ ]

(Authorised signatory)	(Authorised signatory)

Name of signatory:	Name of signatory:

Appendix A

Asset Purchase Agreement